As filed with the Securities and Exchange Commission on October 28, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENERPAC TOOL GROUP CORP.

(Exact name of registrant as specified in its charter)

Wisconsin	39-0168610
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

648 N. Plankinton Ave., 4th Floor Milwaukee, WI	53203
(Address of Principal Executive Offices)	(Zip Code)

Enerpac Tool Group Inducement Award Plan

(Full title of the plan)

Noah N. Popp

Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Counsel

648 N. Plankinton Ave., 4th Floor

Milwaukee, WI 53203

(Name and address of agent for service)

(262) 293-1500

(Telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Ana Sempertegui

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, IL 60654

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Enerpac Tool Group Corp. (the “Registrant”) will deliver or cause to be delivered to all participants in the Enerpac Tool Group Inducement Award Plan (the “Inducement Plan”) documents containing the information required by Part I of Form S-8, in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement on Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2025 filed with the Commission on October 17, 2025;

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended November 30, 2025, February 28, 2026 and May 31, 2026, and filed with the Commission on December 22, 2025, March 27, 2026 and July 9, 2026, respectively;

(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on December 15, 2025, February 5, 2026, July 9, 2026, July 23, 2026, October 9, 2026, October 15, 2026, October 19, 2026 and October 27, 2026, October 28, 2026 and October 28, 2026; and

(d)	the description of the Registrant’s Class A common stock contained in Exhibit 4.1 filed with the Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2020, including all other amendments and reports filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference herein, and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the Wisconsin Business Corporation Law (“WBCL”). Under Section 180.0851(1) of the WBCL, the Registrant is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of the Registrant. In all other cases, the Registrant is required by Section 180.0851(2) of the WBCL to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was an officer or director of the Registrant, unless it is determined that he or she breached or failed to perform a duty owed to the Registrant and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant’s articles of incorporation, bylaws, a written agreement or a resolution of the Board of Directors or shareholders.

Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

Article VIII of the Registrant’s Amended and Restated Bylaws contains provisions that generally parallel the indemnification provisions of the WBCL and cover certain procedural matters not dealt with in the WBCL. Directors and officers of the Registrant are also covered by directors’ and officers’ liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers, which may extend to, among other things, liability under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit Number	Description

4.1(a)	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 4.9 to the Registrant’s Form 10-Q for the quarter ended February 28, 2001 (Commission File No. 1-11288))

4.1(b)	Amendment to Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1(b) of the Registrant’s Form 10-K for the fiscal year ended August 31, 2003 (Commission File No. 1-11288))

4.1(c)	Amendment to Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-K for the fiscal year ended August 31, 2004 (Commission File No. 1-11288))

4.1(d)	Amendment to Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on July 18, 2006 (Commission File No. 1-11288))

4.1(e)	Amendment to Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on January 14, 2010 (Commission File No. 1-11288))

4.1(f)	Amendment to Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K/A filed on January 30, 2020 (Commission File No. 1-11288))

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on August 1, 2022 (Commission File No. 1-11288))

4.3*	Enerpac Tool Group Inducement Award Plan

5.1*	Opinion of Foley & Lardner LLP

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Foley & Lardner LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included as part of the signature page of this Registration Statement)

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on October 28, 2026.

ENERPAC TOOL GROUP CORP.

By:	/s/ Darren M. Kozik
Darren M. Kozik
Executive Vice President and Chief Financial Officer

POWERS OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul E. Sternlieb, Darren M. Kozik and Noah N. Popp, and each of them, her or his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for her or him and in her or his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with all and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the above Powers of Attorney have been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Paul E. Sternlieb	President and Chief Executive Officer,	October 28, 2026
Paul E. Sternlieb	Director (Principal Executive Officer)

/s/ Darren M. Kozik	Executive Vice President and Chief Financial	October 28, 2026
Darren M. Kozik	Officer (Principal Financial Officer)

/s/ Kevin J. Hagen	Principal Accounting Officer and Vice President and	October 28, 2026
Kevin J. Hagen	Global Controller (Principal Accounting Officer)

/s/ J. Palmer Clarkson	Director	October 28, 2026
J. Palmer Clarkson

/s/ Danny L. Cunningham	Director	October 28, 2026
Danny L. Cunningham

/s/ E. James Ferland	Chairman of the Board of Directors	October 28, 2026
E. James Ferland

/s/ Colleen M. Healy	Director	October 28, 2026
Colleen M. Healy

/s/ Richard D. Holder	Director	October 28, 2026
Richard D. Holder

/s/ CHARLES T. LAUBER	Director	October 28, 2026
Charles T. Lauber

/s/ Lynn C. Minella	Director	October 28, 2026
Lynn C. Minella

/s/ SIdney S. Simmons	Director	October 28, 2026
Sidney S. Simmons